THORNBURG INVESTMENT TRUST 485BPOS

Exhibit (j)(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the reference to us under the heading “Independent Registered Public Accounting Firm” in this Registration Statement on Form N-1A of Thornburg Investment Trust, relating to the Thornburg Investment Grade Bond Managed Account Fund and Thornburg High Income Bond Managed Account Fund.

/s/ PricewaterhouseCoopers LLP

New York, NY

March 25, 2025